Policy Title:	Policy No:	603.1
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

EXHIBIT 19

CONTENTS

I.Introduction
II.Applicability
III.Policy
IV.Definitions and Explanations
V.Guidelines
VI.Additional Restrictions and Requirements for Directors, Officers, and Other Specified Insiders
VII.Penalties and Discipline for Non-Compliance
VIII.Post-Termination Guidance
IX.Implementation

I. INTRODUCTION

With this policy, we aim to promote compliance with securities laws by Applied Industrial Technologies, Inc. and its subsidiaries (together, “Applied”), and our directors, officers, and other associates.

II. APPLICABILITY

The policy applies to directors, officers, and other associates, whether located in or outside the United States. This policy also applies to temporary associates, contractors, representatives, consultants, advisors, and agents of Applied. Please direct questions regarding this policy to Applied’s General Counsel.

III. POLICY

If a director, officer, other associate, temporary associate, contractor, representative, consultant, advisor, or agent of Applied knows or has access to material nonpublic information (defined below) relating to Applied, it’s our policy that neither that person nor any Related Person (defined below), such as a family member, may buy or sell Applied stock or other securities or otherwise take advantage of, or pass on to others, that information.

603.1

Policy Title:	Policy No:	603.2
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

This policy also applies to material nonpublic information relating to any other company with publicly traded securities, including customers or suppliers, obtained in the course of employment by or association with Applied.

To avoid even the appearance of impropriety, additional restrictions on trading Applied securities apply to directors, officers, and other specified insiders. See Section VI.

Our policy reflects an important principle: that persons trading in securities should have equal access to information so that there’s a level playing field.

IV. DEFINITIONS AND EXPLANATIONS

A.     What’s “Material” Information?

A fact is considered material if there’s a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the security’s market price. Material information can be positive or negative and can relate to any aspect of a business and to any security, whether debt or equity.

Some examples of information that may be material include:

•Unpublished financial results or projections of future results
•Pending or proposed company transaction
•Developments that may lead to a change in control
•Changes in business objectives
•Significant sale or purchase of assets
•Changes in dividend policies
•Changes in executive management
•Gain or loss of, or significant change in relationship with, a substantial vendor or customer
•New securities offering
•Significant write-down in assets or increases in reserves
•Impending bankruptcy or financial liquidity problems
•Significant disruption in the company’s operations or loss, potential loss, breach, or unauthorized access of its properties or assets, including its facilities or information technology infrastructure (e.g., a significant cybersecurity incident, such as a data breach)
•Significant exposure due to actual or threatened litigation or an investigation by a governmental or regulatory authority
603.2

Policy Title:	Policy No:	603.3
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

•Anything else that might have a significant effect on financial statements or on the public’s perception of a company

Other items of information may also be material, depending on the circumstances. If you are unsure whether information is material, consult with Applied’s General Counsel.

B.     What’s “Nonpublic” Information?

Information is nonpublic if it’s not available to the general public. For information to be considered public, it must be widely disseminated in a manner making it generally available to investors by a filing with the U.S. Securities and Exchange Commission (“SEC”), or through such media as Dow Jones, Reuters, The Wall Street Journal, or the Associated Press, or through a pre-announced public conference call or webcast.

Even after a public announcement of information, a reasonable period of time should elapse to allow the market to react. Generally, one should allow approximately two full trading days after publication as a reasonable waiting period before considering information to be public. So, if a public announcement of material information is made on a Monday after trading begins, an employee may trade in Applied stock starting on Thursday, because two full trading days would have elapsed (all of Tuesday and Wednesday). If the announcement is made on Friday after trading begins, employees should not trade in Applied stock until Wednesday of the following week.

If you are unsure whether information is nonpublic, consult with Applied’s General Counsel.

C.     Who’s a “Related Person”?

A Related Person includes your spouse, minor children, and anyone else living in your home; partnerships of which you’re a general partner; trusts of which you’re a trustee; and estates of which you’re an executor. Although a parent or sibling might not be considered a Related Person (unless living in the same household with you), either could be a “tippee” for securities laws purposes. See Section V.D. below for more on “tipping.”

    You are responsible for compliance with this policy by your Related Persons – your family and other individuals in your household.

Covered insiders must notify the General Counsel before any Related Person adopts, modifies, or terminates a prearranged written stock trading plan under SEC Rule 10b5-1(c) involving Applied securities. The General Counsel will assess whether the
603.3

Policy Title:	Policy No:	603.4
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

Related Person’s plan creates any actual or apparent coordination with the insider’s own trading or plan. See Section VI.C.

V. GUIDELINES

A.     Disclosure of Material Nonpublic Information

You must not disclose material nonpublic information to anyone, except persons within Applied or agents of Applied (such as investment bankers, independent auditors, or outside lawyers) whose positions require them to know the information, until it has been publicly released by Applied. You should tell individuals to whom you disclose the information that it is subject to this policy.

B.     Prohibited Trading in Applied Securities

No person may buy or sell or recommend that another person buy or sell Applied stock (including transfers of funds in plan accounts) when he or she has knowledge of material nonpublic information about Applied.

The prohibition applies whether or not the trade would have been made absent the knowledge of material nonpublic information.

The prohibition does not apply, however, to the following types of transactions:
•Transactions made pursuant to a prearranged written stock trading plan entered into (under Securities and Exchange Commission Rule 10b5-1(c) and in compliance with Applied’s procedures) during a trading window (see Section VI.B., below) when the person does not possess material nonpublic information., provided that the plan satisfies the requirements set forth in Section VI.C. of this policy.

•Purchases of Applied stock made through pre-existing regularly scheduled contributions (e.g., through payroll deduction) or reinvested dividends in Applied’s Retirement Savings Plan (“RSP”) or Dividend Reinvestment Plan (“DRIP”). However, all Applied stock held in those plans is subject to this policy and may not be sold by an associate who possesses material nonpublic information.

•Transactions in mutual funds, index funds, exchange-traded funds, or similar highly diversified publicly offered or traded investment vehicles that hold Applied stock are not subject to this policy.

603.4

Policy Title:	Policy No:	603.5
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

C.     Prohibited Trading in Other Companies’ Securities

No person may buy or sell or recommend that another person buy or sell securities of any other company (such as a supplier, customer, or acquisition target) when he or she is in possession of material nonpublic information about that company obtained in the course of employment or association with Applied.

D.     “Tipping” Information to Others

The prohibition on trading while in possession of material nonpublic information extends to sharing or “tipping” such information to others who then trade on it. Both the tipper and the tippee can face civil and criminal liability. You may not pass along material nonpublic information to any person, including family members and friends, even if you do not trade on it yourself.

E.    Transactions by Related Persons

The restrictions applicable to you under this policy also apply to transactions by your Related Persons. You are responsible for ensuring that your Related Persons comply with this policy.

F.     20/20 Hindsight

Before engaging in any trade, you should carefully consider how the SEC, the media, or our shareholders would view it in hindsight. Would your trade stand up to scrutiny if all the facts were reported in The Wall Street Journal? Again, if you have questions, consult Applied’s General Counsel.

G.     Avoid Speculation

Investing in Applied stock provides an opportunity for us to share in Applied’s long-term growth. Investing isn’t the same as speculation based on short-term fluctuations in the market. The company strongly discourages you from engaging in short-term or speculative transactions because they may put your personal interests in conflict with the best interests of Applied and its shareholders.
603.5

Policy Title:	Policy No:	603.6
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

VI. ADDITIONAL RESTRICTIONS AND REQUIREMENTS FOR
DIRECTORS, OFFICERS, AND OTHER SPECIFIED INSIDERS

To assist in preventing inadvertent violations and avoiding even the appearance of an improper transaction, Applied has established trading window and pre-clearance procedures, and certain other restrictions, in addition to the restrictions elsewhere in this policy. These procedures apply to the following individuals who have, or are likely to have, regular access to material nonpublic information:

A.Members of the Board of Directors
B.Executive officers
C.Appointed officers
D.Lawyers and certain other associates in the Legal Department
E.Those associates in the Finance Area as may, from time to time, be designated by Applied’s Chief Financial Officer and General Counsel
•Associates in Business Development roles
F.Executive and administrative assistants to the executive officers
G.Other associates as may, from time to time, be designated by the General Counsel
H.Any of the foregoing individuals’ Related Persons

A.Trading Window

The individuals identified above may only buy or sell Applied securities during the period beginning on the 3rd trading day after the release of Applied’s earnings and ending on the last trading day of the second month of the quarter. Purchases of Applied stock made through pre-existing regularly scheduled contributions (e.g., through payroll deduction) or reinvested dividends in the RSP or the DRIP are not subject to the trading window restriction. Nor are transactions made pursuant to a prearranged written stock trading plan entered into (under SEC Rule 10b5-1(c) and in compliance with Applied’s procedures) during a trading window when the person does not possess material nonpublic information subject to the requirements set forth in Section VI.C.

    You may be notified that you should not trade in Applied securities, even during what would otherwise be a trading window. This notice may be issued without a reason for the restriction. The existence of this special blackout period may not be announced broadly, and should not be communicated to any other person.

    Even if you have not been notified of a special blackout period, you must not trade in Applied securities while aware of material nonpublic information.
603.6

Policy Title:	Policy No:	603.7
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

B.Pre-Clearance

Except as set forth below, the individuals identified above must obtain clearance from the General Counsel, or his/her designee, before making any trade in Applied securities, even during a trading window, including any stock option or SARs exercise, or transfer between the Applied stock fund and other investments in the RSP, or entry into a prearranged written stock trading plan under SEC Rule 10b5-1(c) (or a modification or termination of such plan), or making a gift or charitable donation of Applied securities.

Purchases of Applied stock made through regularly scheduled contributions (e.g., through payroll deduction) or reinvested dividends in the RSP or DRIP are not subject to pre-clearance. However, one-time purchases or sales of Applied stock in those plans are subject to pre-clearance.

Pre-clearance requests must be submitted by email to the General Counsel prior to any proposed transaction. The General Counsel will respond in writing within three business days from the submission, and any approval will specify an expiration period of five business days from the time of approval. If a trade is not executed within the approved period, a new pre-clearance request must be submitted. Any approved clearance will be deemed automatically revoked if a blackout period is imposed after clearance is granted but before the trade is executed.

Each proposed transaction will be evaluated for concerns under this policy or otherwise under the law. Any advice provided by the company will relate solely to restraints imposed by this policy and the law and will not constitute advice regarding the investment aspects of the transaction. If clearance is denied, the person requesting clearance must keep confidential the fact of such denial.

Even with pre-clearance, you’re still personally responsible for ensuring that your trade doesn’t involve, and isn’t made while you possess, material nonpublic information.

C.Rule 10b5-1 Trading Plans

Covered insiders may enter into a prearranged written stock trading plan pursuant to SEC Rule 10b5-1(c) (a “10b5-1 Plan”) as an exception to the trading window and pre-clearance requirements, subject to the following conditions:

Adoption Requirements. A 10b5-1 Plan may only be adopted during an open trading window and at a time when the insider does not possess material nonpublic information. At the time of adoption, the insider must certify in writing to the General Counsel that: (i) they are not aware of material nonpublic information about Applied or
603.7

Policy Title:	Policy No:	603.8
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

its securities; and (ii) the plan is being adopted in good faith and not as part of a plan or scheme to evade the prohibitions of this policy or applicable securities laws.

Cooling-Off Period. No trades may be executed under a 10b5-1 Plan until the later of: (i) 90 days after adoption of the plan; or (ii) the first trading day of the open trading window following adoption. For directors and officers subject to Section 16 of the Securities Exchange Act of 1934, the cooling-off period is the later of: (i) 120 days after adoption; or (ii) the first trading day of the open trading window following adoption, but in no event more than one year after adoption of the plan.

Single Plan Requirement. A covered insider may not maintain more than one 10b5-1 Plan at the same time, except as expressly permitted under Rule 10b5-1(c).

Single-Trade Plans. A covered insider may not enter into more than one single-trade 10b5-1 Plan during any 12-month period.

Modifications and Terminations. Any modification or termination of a 10b5-1 Plan requires advance written approval of the General Counsel and will be treated as the adoption of a new plan for purposes of the cooling-off period requirements, except as otherwise permitted under Rule 10b5-1(c). Modifications and terminations must be made in good faith and not as part of a plan or scheme to evade the prohibitions of this policy. For the avoidance of doubt, “termination” of a Rule 10b5-1(c) plan means the affirmative decision by the covered insider to terminate the plan and not the natural expiration of the plan in accordance with its written terms.

Related Persons. A covered insider must notify the General Counsel before any Related Person adopts, modifies, or terminates a 10b5-1 Plan involving Applied securities. The General Counsel will assess whether the Related Person’s plan creates any actual or apparent coordination with the insider’s own trading or plan.

Good Faith Requirement. All 10b5-1 Plans must be entered into, and trades thereunder must be executed, in good faith. Applied reserves the right to require suspension or termination of a plan if the General Counsel determines that continued operation of the plan would be inconsistent with this policy or applicable law.

Quarterly Disclosure. Covered insiders subject to Section 16 reporting requirements should be aware that Rule 10b5-1 plan adoptions, modifications, and terminations are subject to quarterly disclosure obligations in Applied’s periodic reports. The General Counsel will coordinate such disclosures.

D.Broker, Financial Advisor, and Wealth Manager Coordination

603.8

Policy Title:	Policy No:	603.9
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

Covered insiders must take the following steps with respect to each broker, financial advisor, wealth manager, or other third party (each, a “Financial Professional”) through whom they hold or trade Applied securities:

•Notify each Financial Professional of their status as a covered insider under this policy and of the applicable requirements, including trading window restrictions, pre-clearance requirements, and Rule 144 filing obligations where applicable.

•Instruct each Financial Professional that Applied securities may not be purchased or sold in any account without the insider’s specific direction and prior pre-clearance from the General Counsel. With respect to any account over which a Financial Professional exercises discretionary authority, the insider must provide a standing instruction that Applied securities are not to be bought or sold without explicit written authorization from the insider following pre-clearance.

•Provide the General Counsel with the name, firm, and direct contact information for each Financial Professional through whom they hold or may trade Applied securities and promptly notify the General Counsel of any change in such relationships.

•Confirm, as part of the annual compliance certification described in Section IX, that the foregoing instructions and notifications remain current and in effect.

Pre-clearance of a transaction by the General Counsel does not relieve a Financial Professional of its independent compliance obligations, and the covered insider remains personally responsible for ensuring that their Financial Professionals are operating within applicable legal and policy constraints.

E.Gifts and Charitable Donations

Gifts of Applied securities, donations of Applied securities to charitable organizations, transfers of Applied securities to donor-advised funds or charitable foundations, and similar transfers are subject to pre-clearance under Section VI.B. and to Form 4 reporting requirements under Section 16 of the Securities Exchange Act of 1934. Covered insiders must contact the General Counsel before making any such transfer to ensure compliance with applicable reporting deadlines. The two-business-day Form 4 filing deadline applies to gifts and charitable donations of Applied securities regardless of the nature of the transfer.
603.9

Policy Title:	Policy No:	603.10
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

F.Additional Prohibitions

•Short sales. Short sales of Applied’s stock suggest that the seller expects the stock price will decline, and therefore signal to the market that the seller has no confidence in Applied’s short-term prospects. In addition, short sales by a director or employee could reduce the seller’s incentive to improve Applied’s performance.

For these reasons, you may not engage in short sales of Applied’s stock. (In addition, the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.)

•Derivative securities. A transaction in market-traded options is a bet on the short-term movement of a stock and creates the appearance that the director or employee is using inside information. Transactions in options could also unduly focus the individual’s attention on Applied’s short-term performance.

Accordingly, you may not engage in transactions in puts, calls, warrants, or other derivative securities based on Applied stock on an exchange or in any other market.
•Hedging. Hedging or monetization transactions – Transactions that involve hedging Applied stock, including prepaid variable forward contracts and collars – allow a shareholder to lock in part or all of the value of his or her holdings. These transactions allow the holder to continue to own the covered stock, but without the full risks and rewards of ownership. When that occurs, the holder might no longer have the same objectives as other shareholders. Therefore, you may not engage in any such transactions with respect to Applied stock.

Subject to any applicable stock ownership requirements established by Applied, transactions that involve the sale or exchange of Applied stock in exchange for another equity, such as exchange fund transactions, shall be reviewed and determined on a case-by-case basis by the Board of Directors of Applied, or a committee designated by the Board of Directors of Applied, to determine whether the intent of such transactions is to hedge Applied stock or to act as a portfolio diversification investment.

•Margin accounts and pledges. Stock held in a margin account can be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, stock which is otherwise pledged as collateral for a loan may be sold in foreclosure if the borrower defaults.

603.10

Policy Title:	Policy No:	603.11
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

A margin sale or foreclosure could occur at a time when the individual is aware of material nonpublic information.

For this reason, you may not purchase Applied stock on margin, or borrow against any account in which Applied stock is held, or pledge Applied stock as collateral for a loan.

VII. PENALTIES AND DISCIPLINE FOR NON-COMPLIANCE

Trading on, or tipping others about, material nonpublic information is illegal. It can result in high civil penalties as well as criminal fines and even jail terms. Penalties can apply to the individual violator, his or her Related Persons, and Applied.

We consider compliance to be very important. Beyond penalties assessed through the justice system, anyone acting contrary to the letter or spirit of this policy will be subject to discipline, up to and including termination. Applied may also seek restitution for losses it may suffer as a result of violations.

VIII. POST-TERMINATION TRANSACTIONS

This policy and its prohibitions continue to apply to transactions in Applied securities after an individual is no longer employed by or associated or affiliated with Applied. In particular, the following obligations continue to apply following termination of employment or affiliation:

Material Nonpublic Information. Individuals in possession of material nonpublic information at the time of termination of their employment or association or affiliation are prohibited from trading in Applied securities until the information has been publicly disclosed or ceases to be material. This restriction continues indefinitely until the information is no longer material nonpublic information.

Section 16 Reporting and Pre-Clearance Tail Period. Individuals who were officers or directors of Applied subject to Section 16 of the Securities Exchange Act of 1934 remain subject to Section 16 reporting and pre-clearance requirements for a period of six months following the termination of their status as an officer or director. Any transaction in Applied securities during this six-month tail period must be pre-cleared with the General Counsel and reported on Form 4 within two business days of execution. Departing officers and directors should contact the General Counsel before executing any transaction in Applied securities during this period.

603.11

Policy Title:	Policy No:	603.12
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

Temporary Rule 144 Affiliate Status. Individuals who were “affiliates” of Applied within the meaning of Rule 144 under the Securities Act of 1933 remain subject to the volume limitations, manner of sale requirements, and current public information conditions of Rule 144 for a period of 90 days following the termination of their affiliate status, even when selling unrestricted shares. Departing affiliates must coordinate with their broker or financial advisor (and have those individuals coordinate with the General Counsel) before making any open-market sale of Applied securities during this 90-day period to ensure compliance with applicable Rule 144 conditions.

The following table summarizes the key post-termination obligations described above.

Obligation	Duration	Key Requirements
MNPI Trading Restriction	Until information is public or no longer material	No trading in Applied securities while in possession of MNPI
Section 16 Reporting & Pre-Clearance	6 months following departure	Pre-clearance required; Form 4 filing within 2 business days of any transaction
Temporary Rule 144 Affiliate Status	90 days following termination of affiliate status	Must comply with Rule 144 volume, manner of sale, and current public information requirements; contact General Counsel before any open-market sale

603.12

Policy Title:	Policy No:	603.13
INSIDER TRADING	Date:	4/21/26
	Supersedes:	8/8/23

IX. IMPLEMENTATION

All Applied directors, officers, and other associates shall be advised of this policy and are responsible for its implementation, including with respect to advising temporary associates, contractors, representatives, consultants, advisors, and agents of Applied.

Applied maintains an annual compliance certification program under which covered insiders are required to certify that they have read, understand, and are in compliance with this policy, and that they have notified their Financial Professionals and Related Persons of the applicable requirements. The General Counsel will administer the certification program and is responsible for distributing certification materials, tracking completion, and following up on non-responses. New covered insiders are required to complete a certification upon becoming subject to this policy, rather than waiting for the annual certification cycle.

Any individual having knowledge of an activity that might violate this policy or the law shall immediately report the matter (on a confidential basis, if desired) to a lawyer in the Legal Department, the Director of Internal Audit, or the Ethics Reporting Hotline (844-600-0074) for investigation.

Applied’s officers are authorized and directed to take action as they deem necessary and proper to implement this policy. Applied also reserves the right to amend this policy at any time.
603.13